CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment Registration Statement No. 333-272579 on Form N-1A of our report dated August 23, 2024, relating to the financial statements and financial highlights of Eagle Capital Select Equity ETF (the “Fund”), one of the Funds constituting The 2023 ETF Series Trust, appearing in the Annual Report on Form N-CSR of Eagle Capital Select Equity ETF for the period March 22, 2024 (commencement of operations) through June 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 25, 2024